EXHIBIT 5.1

Opinion of Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP

2475 Hanover Street

Palo Alto, CA 94304

October 25, 2011

eGain Communications Corporation

1252 Borregas Avenue

Sunnyvale, CA 94089

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for eGain Communications Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of 12,520,396 shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, of which 3,000,000 authorized but heretofore unissued shares are to be offered and sold by the Company (the “Company Shares”) and 9,520,396 shares are to be offered and sold by certain stockholders of the Company (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”). (Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that (i) when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee, the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of the Company Shares and related matters and when the Company Shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such action of the Board, the Company Shares will be validly issued, fully paid and nonassessable, and (ii) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Company Shares, the Registration Statement will be effective under the Act and a Prospectus Supplement to the Prospectus forming a part of the Registration Statement relating to the offer and sale of such Company Shares will have been prepared and filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Act, (b) at or prior to the time of the delivery of any of the Company Shares, the Company has a sufficient number of authorized but unissued shares of Common Stock under the Certificate of Incorporation of the Company at the time of such delivery, and (c) the Board shall not have rescinded or otherwise modified the authorization of the Company Shares.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP